EXHIBIT 21



                           SCHEDULE OF SUBSIDIARIES


                                          State of                Percent of Voting
          Name                          Incorporation             Securities Owned
Jacobson Stores Realty                    Michigan                     100%
  Company

Jacobson Credit Corp.                     Michigan                     100%

275 North Woodward Corp. (1)              Michigan                      80%

      (1) 80% of the voting securities of 275 North Woodward Corp. are owned by Jacobson Stores Realty Company. The remaining 20% are owned by parties who are not affiliates of Jacobson's. 275 North Woodward Corp. is not a significant subsidiary.


      Each subsidiary does business under its own corporate name.